State of Delaware
Secretary of State
Division of Corporations
Delivered 01:30 PM 12/09/2008
FILED 01:25 PM 12/09/2008
SRV 081177344 - 2835319 FILE

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF WPCS INTERNATIONAL INCORPORATED

The undersigned, being the Chief Executive Officer of WPCS INTERNATIONAL INCORPORATED, a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is WPCS International Incorporated (the "Corporation"). The date of filing the original certificate of incorporation with the Secretary of State of Delaware was December 18, 1997.

2. 1. The certificate of incorporation of the Corporation is hereby amended by replacing Article Fourth, in its entirety, with the following:

"ARTICLE 4: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.0001. The second class of stock shall be Preferred Stock, par value $0.0001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.0001	25,000,000
Preferred	$0.0001	5,000,000
Totals:		30,000,000

3. The foregoing amendment of the Certificate of Incorporation of the Corporation has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the Corporation's shareholders in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

4. The foregoing amendment shall be effective as of December 9, 2008..

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Andrew Hidalgo, its Chief Executive Officer and Secretary, this 9th day of December 2008.

WPCS INTERNATIONAL INCORPORATED

By: <u>*/s/ ANDREW HIDALGO*</u>
Andrew Hidalgo, Chief Executive Officer and Secretary